Exhibit 99.1

Contact Information:

Alan I. Rothenberg

Chairman/Chief Executive Officer

Phone: (310) 270-9501

Jason P. DiNapoli

President/Chief Operating Officer

Phone: (310) 270-9505

1st CENTURY BANCSHARES, INC. ANNOUNCES NEW MEMBER ON EXECUTIVE TEAM

BRAD SATENBERG IS APPOINTED CHIEF FINANCIAL OFFICER

LOS ANGELES, CA – December 14th, 2009  – 1st Century Bancshares, Inc. (NASDAQ: FCTY), the holding company of 1st Century Bank, N.A. (the “Bank”), announced today the appointment of Bradley S. Satenberg as Executive Vice President and Chief Financial Officer, effective December 15, 2009.

“We welcome Mr. Satenberg to our executive team here at 1st Century Bank,” said Alan I. Rothenberg, Chairman of the Board and Chief Executive Officer of 1st Century Bancshares.  “Mr. Satenberg’s solid background in public accounting coupled with his banking experience will help us continue to build our franchise for many years to come.”

Prior to joining 1st Century Bank, Mr. Satenberg was Managing Director and Deputy Chief Financial Officer of Imperial Capital Bancorp in Los Angeles, a $4 billion publicly held financial institution. He was responsible for financial and regulatory reporting, daily accounting and finance functions for the bank, including real estate investments and off-balance sheet securitization.

Mr. Satenberg began his career with Arthur Andersen.  In a 10 year period he rose to Senior Manager, Assurance Practice, focusing on financial markets industries with asset bases up to $15 billion, management of $800 million in investments and $1 billion in revenues.  Other responsibilities included performing financial audits, SEC filings, and budgeting.

Mr. Satenberg has a Bachelor of Business Administration, Accounting degree from the University of Texas at Austin.  He is actively involved in his community, participates in a number of charities and resides in Sherman Oaks with his wife and two children.

About 1st Century Bancshares, Inc.

1st Century Bancshares, Inc. is a publicly owned company traded on the Nasdaq Capital Market under the symbol “FCTY”.  The Company’s wholly owned subsidiary, 1st Century Bank, N.A., is a full service commercial bank headquartered in the Century City area of Los Angeles. The Bank’s primary focus is relationship banking to family owned and closely held small and middle market businesses, professional service firms and high net worth individuals, real estate investors, medical professionals, and entrepreneurs. The Company maintains a website at www.1stcenturybank.com. By including the foregoing website address link, the Company does not intend to incorporate by reference any material contained therein.

Safe Harbor

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can find many (but not all) of these forward-looking statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this press release. These statements are based upon our current expectations and speak only as of the date hereof.  Forward-looking statements are subject to certain risks and uncertainties that could cause our actual results, performance or achievements to differ materially and adversely from those expressed, suggested or implied herein. Accordingly, investors should use caution in relying on forward-looking statements to anticipate future results or trends.  These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, (2) a continuing decline in economic conditions, (3) increased competition among financial service providers, (4) government regulation; and (5) the other risks set forth in the Company’s reports filed with the U.S. Securities and Exchange Commission. The Company does not undertake, and specifically disclaims, any obligation to revise or update any forward-looking statements for any reason.